UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☒	Soliciting Material Pursuant to Section 240.14a-12

Whiting Petroleum Corporation

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Whiting Petroleum Corporation

Reverse Stock Split

Frequently Asked Questions

September 7, 2017

1.	What is a reverse stock split?

A reverse stock split reduces the number of outstanding shares by a fixed ratio. For example, in a 1-for-2 reverse stock split, stockholders would get 1 share for every 2 they own and in a 1-for-6 reverse stock split, stockholders would get 1 share for every 6 they own.

2.	What is the proposal that Whiting’s stockholders will be voting on?

The Whiting Board of Directors has recommended that Whiting’s stockholders authorize the Board of Directors to decide whether or not to proceed with a reverse stock split of Whiting’s common stock at a ratio ranging from any whole number between 1-for-2 to 1-for-6, as determined by the Board of Directors, and a reduction in the number of authorized shares of its common stock from 600,000,000 to the number as set forth in the chart below based on the reverse stock split ratio that is selected.

Ratio	Number of Shares of Common Stock Authorized
1:2	450,000,000
1:3	300,000,000
1:4	225,000,000
1:5	180,000,000
1:6	150,000,000

Whiting will hold a special meeting of stockholders in the fourth quarter of 2017 to seek approval of a proposal to authorize the reverse stock split and authorized share reduction. The affirmative vote of the holders of a majority of the shares entitled to vote at the special meeting is required to adopt and approve such proposal. Holders of record of Whiting’s common stock as of the close of business on September 18, 2017, will be entitled to notice of and to vote at the special meeting.

Whiting has filed a preliminary proxy statement with the U.S. Securities and Exchange Commission, and Whiting plans to file a definitive proxy statement in due course. Please read the preliminary proxy statement and the definitive proxy statement, when available, for information regarding how to vote on the reverse stock split proposal and other important information.

3.	Why is Whiting seeking to implement a reverse stock split?

Although a stock’s trading price is affected by multiple factors, a reverse stock split is likely to increase the per share trading price of Whiting’s common stock as a result of the reduction in the number of shares outstanding. An increase in the trading price may improve the marketability of Whiting’s common stock, which may facilitate trading in Whiting’s common stock.

For example, some investors may prefer to invest in stocks that trade at a per share price range more typical of companies listed on the NYSE, and certain institutional investors are prohibited from purchasing stocks that trade below certain minimum price levels. Also, brokerage commissions paid by investors, as a percentage of a total transaction, tend to be higher for lower-priced stocks. An increased trading price for Whiting’s common stock as a result of a reverse stock split may help reduce these concerns.

4.	Why is Whiting seeking to implement an authorized share reduction?

As a matter of Delaware law, the implementation of the reverse stock split does not require a reduction in the total number of authorized shares of Whiting’s common stock. However, if the proposed reverse stock split is approved and implemented, the authorized number of shares of our common stock also would be reduced as set forth in the chart above. The reduction in the authorized number of shares of common stock will not be proportionate to the reverse stock split ratio, though, so the practical effect would be to increase by 50% the number of authorized shares of Whiting’s common stock as compared to a proportionate reduction in the authorized number of shares of common stock.

Because over 65% of Whiting’s authorized shares of common stock are either outstanding or reserved for issuance, the Board of Directors believes that a reduction in the number of authorized shares of common stock that is not proportionate to the reverse stock split ratio is desirable to enhance Whiting’s flexibility in taking possible future actions.

5.	Will a reverse stock split affect the value of my investment?

Although a stock’s trading price is affected by multiple factors, a reverse stock split should not by itself change the total value of your shares. For example if the reverse stock split is approved and the Board of Directors selected a reverse stock split ratio of 1-for-4, absent other factors, a stockholder who owns 400 shares today with a value of $5/share would own 100 shares with a value of $20/share after the reverse stock split—in each case, the same total value of $2,000. As always, the trading price of Whiting’s common stock is subject to market fluctuations and other factors.

6.	When would the reverse stock split become effective?

If stockholders authorize the proposed reverse stock split and authorized share reduction at the special meeting and Whiting implements it, the effective time will be the date and time set forth in the certificate of amendment that is filed with the Delaware Secretary of State, which is expected to be shortly after such filing is made with the Delaware Secretary of State.

Even if stockholders authorize the reverse stock split and authorized share reduction, Whiting may delay the filing of the certificate of amendment or abandon the reverse stock split and the authorized share reduction if the Board of Directors determines that such action is in the best interests of Whiting and its stockholders.

7.	How will Whiting treat fractional shares?

Whiting does not anticipate issuing fractional shares as a result of the reverse stock split and stockholders entitled to receive fractional shares as a result of the reverse stock split will receive cash payments in lieu of such shares.

8.	Will there be any change to Whiting’s convertible notes?

Under the terms of Whiting’s outstanding senior convertible notes due 2020, the conversion rate will be adjusted on the date the common stock first trades on the New York Stock Exchange reflecting the reverse stock split to result in a reduction in the number of shares of common stock into which each such convertible note may be convertible that is proportionate to the reverse stock split ratio selected by the Board of Directors.

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Important Information about the Reverse Stock Split Proposal

This communication may be deemed to be solicitation material in connection with the proposal to be submitted to Whiting’s stockholders at its special meeting seeking approval to effect a reverse stock split and a reduction in the number of authorized shares of its common stock (the “Reverse Split Proposal”). In connection with the Reverse Split Proposal, Whiting has filed a preliminary proxy statement on Schedule 14A with the SEC. Stockholders are urged to read the preliminary proxy statement and all other relevant documents filed with the SEC when they become available, including the definitive proxy statement, because they will contain important information about the Reverse Split Proposal.

Investors and security holders will be able to obtain the documents when available free of charge at the SEC’s website, www.sec.gov. In addition, stockholders may obtain free copies of the documents filed with the SEC when available at Whiting’s website, www.whiting.com. Information contained on such websites or that can be accessed through such websites does not constitute a part of this communication.

Participants in the Solicitation

Whiting and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Whiting’s stockholders in respect to the Reverse Split Proposal. Information about the directors and executive officers of Whiting is set forth in Whiting’s preliminary proxy statement, which was filed with the SEC on September 7, 2017. Investors may obtain additional information regarding the interests of Whiting and its directors and executive officers in the Reverse Split Proposal by reading the preliminary proxy statement and, when it becomes available, the definitive proxy statement relating to the special meeting.

Forward-Looking Statements

This communication contains statements that we believe to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than historical facts, including, without limitation, statements regarding our future financial position, business strategy, projected revenues, earnings, costs, capital expenditures and debt levels, and plans and objectives of management for future operations, are forward-looking statements. When used in this news release, words such as we “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe” or “should” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements.

These risks and uncertainties include, but are not limited to: the possibility that stockholder approval for the Reverse Split Proposal may not be obtained; the possibility that the Reverse Split Proposal may not have its intended effects; the possibility that factors unrelated to the reverse stock split may impact the per share trading price of Whiting’s common stock; declines in, or extended periods of low oil, NGL or natural gas prices; our level of success in exploration, development and production activities; risks related to our level of indebtedness, ability to comply with debt covenants and periodic redeterminations of the borrowing base under our credit agreement; impacts to financial statements as a result of impairment write-downs; our ability to successfully complete asset dispositions and the risks related thereto; revisions to reserve estimates as a result of changes in commodity prices, regulation and other factors; adverse weather conditions that may negatively impact development or production activities; the timing of our exploration and development expenditures; inaccuracies of our reserve estimates or our assumptions underlying them; risks relating to any unforeseen liabilities of ours; our ability to generate sufficient cash flows from operations to meet the internally funded portion of our capital expenditures budget; our ability to obtain external capital to finance exploration and development operations; federal and state initiatives relating to the regulation of hydraulic fracturing and air emissions; unforeseen underperformance of or liabilities associated with acquired properties; the impacts of hedging on our results of operations; failure of our properties to yield oil or gas in commercially viable quantities; availability of, and risks associated with, transport of oil and gas; our ability to drill producing wells on undeveloped acreage prior to its lease expiration; shortages of or delays in obtaining qualified personnel or equipment, including drilling rigs and completion services; uninsured or underinsured losses resulting from our oil and gas operations; our inability to access oil and gas markets due to market conditions or operational impediments; the impact and costs of compliance with laws and regulations governing our oil and gas operations; the potential impact of changes in laws, including tax reform, that could have a negative effect on the oil and gas industry; our ability to replace our oil and natural gas reserves; any loss of our senior management or technical personnel; competition in the oil and gas industry; cyber security attacks or failures of our telecommunication systems; and other risks described under the caption “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the period ended December 31, 2016. We assume no obligation, and disclaim any duty, to update the forward-looking statements in this news release.